Exhibit 99

January 25, 2012

Phoenix, Arizona

Knight Transportation Reports Revenue and Net Income for the Fourth Quarter Ended December 31, 2011

Knight Transportation, Inc. (NYSE: KNX), one of North America's largest truckload transportation companies, today reported revenue and net income for the fourth quarter ended December 31, 2011.

For the quarter, total revenue increased 19.0% to $224.1 million from $188.3 million for the same quarter of 2010.  Revenue before fuel surcharge increased 14.6% to $181.0 million compared to $158.0 million in the fourth quarter of 2010. Net income per diluted share increased 30.0% to $0.22 compared to $0.17 for the same quarter of 2010.  Net income increased 22.7% to $17.5 million compared to $14.2 million for the same quarter of 2010.

As reported previously, the fourth quarter of 2010 included a non-cash $2.5 million pre-tax ($2.0 million after tax) stock compensation charge related to an adjustment to the straight-line recognition of expense as prescribed in ASC 718 and the accelerated vesting of equity awards under the plan as a result of the passing of a senior executive. Any year over year operating ratio comparisons made below exclude this 2010 non-cash charge. Excluding the 2010 non-cash charge, net income per diluted share increased 14.0% to $0.22 compared to $0.19, and net income increased 7.6% to $17.5 million compared to $16.2 million for the same quarter of 2010.

For the year, total revenue increased 18.5% to $866.2 million from $730.7 million for the same period of 2010.  Revenue before fuel surcharge increased 13.3% to $697.3 million compared to $615.7 million for the same period of 2010. Net income per diluted share increased 5.2% to $0.74 in 2011 compared to $0.70 in 2010. Net income increased 2.0% to $60.2 million for 2011 from $59.1 million for 2010. Excluding the 2010 non-cash charge discussed above, net income per diluted share increased 1.7% to $0.74 from $0.72, and net income decreased 1.4% to $60.2 million from $61.1 million for 2010.

The company previously announced a quarterly cash dividend of $0.06 per share to shareholders of record on December 2, 2011, paid on December 22, 2011.

Chairman and Chief Executive Officer, Kevin P. Knight, offered the following comments:

"We were pleased with our ninth consecutive quarter of year over year revenue growth as we continue to gain market share and grow each of our businesses.  In the fourth quarter our asset-based businesses (dry van, refrigerated, and port/rail services) demonstrated healthy operating fundamentals with the 6.8% improvement in revenue per tractor, a 4.1% increase in miles per tractor, and a 2.6% increase in revenue per total mile (not including fuel surcharge), as compared to the fourth quarter last year.  This marks the eighth consecutive quarter with year over year improvement in revenue per tractor and is the largest improvement we have produced in the last six quarters.  We continued to see double-digit revenue growth from our non-asset based brokerage and intermodal businesses.

"Our objective is to be an industry leader in growth and profitability for each service and mode of truckload transportation we provide.  Although industry freight volumes appeared to have grown modestly compared to the fourth quarter last year, we were able to deliver double digit growth in both revenue and operating income, year over year.  Each of our businesses produced meaningful top line growth, year over year, and we expect continued growth in future quarters.

"On a consolidated basis, we produced an operating ratio of 83.8% compared to 83.6% for the same quarter last year.  Our dry van business produced an operating ratio of 82.4% compared to 82.9% for the same quarter last year with 3.4% revenue growth, excluding fuel surcharge.  Our refrigerated business produced an operating ratio of 81.7% compared to 82.5% for the same quarter last year with 15.9% revenue growth, excluding fuel surcharge.  Our port and rail services business produced an operating ratio of 88.9% compared to 84.8% for the same quarter last year with 21.0% revenue growth, excluding fuel surcharge.  Our brokerage business produced an operating ratio of 93.3% compared to 94.7% for the same quarter last year with 23.6% total revenue growth.  Our intermodal business continues to grow, but did not provide meaningful revenue in the quarter.

"We remain committed to providing our customers a broad and growing range of truckload services.  The more rapid growth of our port and rail services, brokerage, and intermodal businesses impacts our operating margin and returns because these businesses usually generate lower margins than our asset-based businesses, but they typically require less capital investment.

"Higher fuel prices have continued to negatively impact the industry and fuel surcharge programs have not adequately offset the additional cost.   The U.S. National Average Diesel Fuel price per gallon for the fourth quarter increased 22.5% to $3.87 from $3.16 for the same period of 2010. We continue to mitigate the effects of rising fuel expense by effectively managing our fuel miles per gallon with an intense focus on reducing idle time, managing out of route miles, and improving the driving habits of our driving associates.  We also continue to update our fleet with more fuel efficient post-2010 EPA emission compliant engines, install aerodynamic devices on our tractors, and equip our trailers with trailer blades, which lead to meaningful fuel efficiency improvements.

"Driver availability continues to be a concern across the industry as increased regulation has continued to shrink the pool of qualified drivers.  Although we face a challenging driver market, we believe our driver development and training programs continue to enable us to source driving associates and develop them into Knight company drivers.  We also feel our decentralized service center network, regional freight lanes, late-model tractor fleet, financial strength, and ability to provide favorable compensation offer us a competitive advantage in recruiting and retaining qualified driving associates.

"Our combined fleet finished the quarter with 3,976 tractors compared to 3,866 last year.  This includes owner-operators which grew from 446 tractors to 467 tractors in the fourth quarter this year, an increase of 4.7%.   We invested $40.3 million of net capital expenditures in the fourth quarter.  For the year, net capital expenditures were $138.3 million as we refreshed our tractor fleet from an average age of 2.2 years at the beginning of 2011 to ending the year with an average age of 1.7 years.  We expect our net capital expenditures to decrease significantly in 2012, as our newer fleet will require fewer replacement trucks.  Our gain on sale of revenue equipment decreased to $2.5 million in the fourth quarter of 2011 from $2.8 million in the fourth quarter of 2010.

"We have returned $96.1 million to our shareholders in the form of quarterly dividends and stock repurchases over the twelve month period ending December 31, 2011.  Our cash balance at December 31, 2011 was $9.6 million and we ended the fourth quarter with $476.4 million of shareholders' equity.

"Acquisitions continue to be part of our growth strategy, and we continue to evaluate strategic opportunities to enhance the returns for our shareholders over time.  In this environment we feel well positioned to capitalize on opportunities to grow revenues in each of our businesses.

"Subsequent to the fourth quarter of 2011, the compensation committee of the board of directors approved the accelerated vesting of certain stock options issued prior to 2009 which will result in a non-cash stock compensation charge that will be recognized in the first quarter 2012. The majority of this expense is related to stock options with a grant price above the company share price as of December 31, 2011.  We estimate this charge will impact our net income per diluted share by approximately $.05 in the first quarter 2012.  We believe taking the non-cash charge facilitates the ability to better align our employees' compensation with company goals."

The company will hold a conference call on January 25, 2012 at 4:30 PM EDT, to further discuss its results of operations for the quarter ended December 31, 2011. The dial in number for this conference call is 1-877-743-0363. Slides to accompany this call will be posted on the company’s website and will be available to download prior to the scheduled conference time.  To view the presentation, please visit http://investors.knighttrans.com/presentations, “Fourth Quarter 2011 Conference Call Presentation.”

Knight Transportation, Inc. is a provider of multiple truckload transportation services using a nationwide network of service centers in the U.S. to serve customers throughout North America.  In addition to operating one of the country’s largest tractor fleets, Knight also partners with third-party equipment providers to provide a broad range of truckload services to its customers while creating quality driving jobs for our driving associates and successful business opportunities for owner-operators.

Contact:

David A. Jackson, President & CFO

602-606-6224

INCOME STATEMENT DATA:	Three Months Ended Dec 31,		Twelve Months Ended Dec 31,
	(Unaudited, in thousands, except per share amounts)

	2011	2010	2011	2010
REVENUE:
Revenue, before fuel surcharge	$181,001	$157,982	$697,286	$615,654
Fuel surcharge	43,099	30,329	168,913	115,055
TOTAL REVENUE	224,100	188,311	866,199	730,709

OPERATING EXPENSES:
Salaries, wages and benefits	56,467	52,904	218,686	206,536
Fuel expense - gross	56,968	45,603	226,471	174,398
Operations and maintenance	13,401	11,920	53,714	46,612
Insurance and claims	7,044	6,613	30,072	25,053
Operating taxes and licenses	3,973	3,783	15,212	13,998
Communications	1,437	1,411	5,534	5,465
Depreciation and amortization	19,891	18,077	75,832	70,962
Purchased transportation	33,600	23,128	129,143	82,031
Miscellaneous operating expenses	2,084	1,417	11,514	10,439
	194,865	164,856	766,178	635,494
Income From Operations	29,235	23,455	100,021	95,215

Interest income	131	129	1,068	1,554
Interest expense	(131)	-	(180)	-
Other (expense) income	271	271	279	843
Income before income taxes	29,506	23,855	101,188	97,612
INCOME TAXES	11,800	9,643	40,480	38,633
Net Income	17,706	14,212	60,708	58,979
Net (income)/loss attributable to noncontrolling interest	(237)	29	(461)	93
NET INCOME ATTRIBUTABLE TO KNIGHT TRANSPORTATION	$17,469	$14,241	$60,247	$59,072
Net Income Per Share
- Basic	$0.22	$0.17	$0.74	$0.71
- Diluted	$0.22	$0.17	$0.74	$0.70
Weighted Average Shares Outstanding
- Basic	79,378	83,677	81,439	83,533
- Diluted	79,706	84,444	81,872	84,416

BALANCE SHEET DATA:
	12/31/11	12/31/10
ASSETS	(Unaudited, in thousands)
Cash and cash equivalents	$9,584	$28,013
Short-term investments	-	24,379
Accounts receivable, net	101,319	78,479
Notes receivable, net	1,034	1,391
Related party notes and interest receivable	2,868	3,038
Prepaid expenses	10,131	8,514
Assets held for sale	19,416	4,132
Other current assets	9,605	4,717
Income tax receivable	3,821	6,914
Current deferred tax asset	2,319	5,671
Total Current Assets	160,097	165,248

Property and equipment, net	547,033	483,709
Notes receivable, long-term	3,987	4,246
Goodwill	10,295	10,313
Intangible assets, net	-	52
Other assets and restricted cash	16,171	13,419
Total Assets	$737,583	$676,987

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$14,322	$7,571
Accrued payroll and purchased transportation	9,096	6,547
Accrued liabilities	13,645	11,075
Claims accrual - current portion	12,875	13,843
Dividend payable - current portion	77	1,433
Total Current Liabilities	50,015	40,469

Claims accrual - long-term portion	8,693	10,168
Dividend payable - long-term portion	1,457	-
Deferred income taxes	145,668	118,886
Debt - long-term	55,000	-
Total Long-term Liabilities	210,818	129,054

Total Liabilities	260,833	169,523

Common stock	794	837
Additional paid-in capital	132,723	126,975
Accumulated other comprehensive (loss)/income	(448)	7
Retained earnings	343,290	379,714
Total Knight Transportation Shareholders' Equity	476,359	507,533
Noncontrolling interest	391	(69)
Total Shareholders' Equity	476,750	507,464
Total Liabilities and Shareholders' Equity	$737,583	$676,987

OPERATING STATISTICS:	Three Months Ended Dec 31,			Twelve Months Ended Dec 31,
	2011	2010		2011	2010
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
			% Change			% Change
Average Revenue Per Tractor*	$39,974	$37,443	6.8%	$157,076	$150,992	4.0%

Non-paid Empty Mile Percent	10.8%	10.8%	-0.4%	10.6%	10.7%	-1.3%

Average Length of Haul	468	467	0.2%	483	478	1.0%

Operating Ratio**	83.8%	85.2%		85.7%	84.5%

Average Tractors - Total	3,963	3,904		3,908	3,817

Tractors - End of Quarter:
Company	3,509	3,420		3,509	3,420
Owner - Operator	467	446		467	446
	3,976	3,866		3,976	3,866

Trailers - End of Quarter	8,986	9,008		8,986	9,008

Net Capital Expenditures (in thousands)	$40,327	$4,392		$138,308	$91,511

Adjusted Cash Flow From Operations Excluding Change in Short-term Investments (in thousands) ***	$38,341	$44,649		$136,318	$126,228

* Includes dry van, refrigerated, and port services revenue excluding fuel surcharge, brokerage revenue, intermodal revenue, and other revenue.

** Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. Revenue from fuel surcharge is available on the accompanying income statements.  We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this potentially volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

*** Adjusted cash flow from operations of $44,649 for prior year quarter ended December 31, 2010 does not include $46,011 decrease in short-term trading investments. This item is needed to tie back to cash flow from operations.

*** Adjusted cash flow from operations of $136,318 for the twelve-month period ended December, 2011 does not include $24,379 decrease in short-term trading investments, and adjusted cash flow from operations of $126,228 for the comparative twelve-month period ended December 31, 2010 does not include $42,563 decrease in short-term trading investments. These are the reconciling items needed to tie back to cash flow from operations.

In the press release, we provided adjusted cash flow from operations excluding change in short-term investments.  The exclusion of the change in short-term investments is not in accordance with generally accepted accounting principles in the United States ("GAAP").  This non-GAAP financial measure is intended to supplement, but not substitute for, the most directly comparable GAAP measure.  We believe that the non-GAAP financial measure provides meaningful information to assist investors and analysts in understanding our financial results because it excludes an item that may not be indicative or is unrelated to our core operating results.  However, because non-GAAP financial measures are not standardized, investors are strongly encouraged to review our financial statements and publicly filed reports in their entirety and not rely on any single financial measure.  A reconciliation to the most closely-related GAAP measure is provided in the preceding paragraphs.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact: Dave Jackson, President & CFO, at (602) 269-2000

Back to Form 8-K